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                       AEDR FUELS, L.L.C.
                         Balance Sheet
                       At March 31, 1999
 (expressed in million, rounded to hundred thousands of dollars)
               (Unaudited, subject to adjustment)
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                             ASSETS
                             ------


 Fixed assets, net                                      $0.1
 Other assets                                            0.1
                                                                    ----
    Total assets                                        $0.2
                                                                    ====

                   Liabilities and Net Worth
                   -------------------------
 Long-term liabilities                                   $0.2
                                                                    ----
    Total liabilities and net worth                      $0.2
                                                                    ====
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